Exhibit 99.B

Annex B

Transactions in the Class C Common Stock since the filing of Amendment No. 2 through April 29, 2026.

Legal Entity	Trade Date	Amount	Trade Price ($)	Buy/Sell
SpiderRock Advisors LLC	4/2/2026	1,583	*	*
BlackRock Investment Management, LLC	4/2/2026	100	*	*
Aperio Group, LLC	4/2/2026	56	*	*
Aperio Group, LLC	4/2/2026	66	40.2	Sell
Aperio Group, LLC	4/6/2026	11,826	**	**
Aperio Group, LLC	4/6/2026	5	39.7	Sell
Aperio Group, LLC	4/8/2026	15	40.3	Sell
Aperio Group, LLC	4/8/2026	6	**	**
Aperio Group, LLC	4/9/2026	239	*	*
Aperio Group, LLC	4/9/2026	35	41.0	Sell
Aperio Group, LLC	4/13/2026	1,735	*	*
Aperio Group, LLC	4/13/2026	1,750	39.6	Sell
Aperio Group, LLC	4/14/2026	298	40.0	Sell
Aperio Group, LLC	4/14/2026	69	*	*
Aperio Group, LLC	4/15/2026	116	*	*
Aperio Group, LLC	4/15/2026	109	40.1	Sell
Aperio Group, LLC	4/16/2026	102	39.9	Sell
Aperio Group, LLC	4/17/2026	74	*	*
Aperio Group, LLC	4/20/2026	197	39.5	Sell
BlackRock Investment Management, LLC	4/20/2026	19	39.0	Sell
Aperio Group, LLC	4/20/2026	20.5	*	*
Aperio Group, LLC	4/21/2026	145	37.9	Sell
Aperio Group, LLC	4/22/2026	395	*	*
Aperio Group, LLC	4/22/2026	396	38.3	Sell
Aperio Group, LLC	4/23/2026	77	39.6	Sell
Aperio Group, LLC	4/23/2026	3,365	**	**
Aperio Group, LLC	4/24/2026	21	39.5	Sell
Aperio Group, LLC	4/24/2026	492	**	*
Aperio Group, LLC	4/27/2026	120	40.5	Sell
Aperio Group, LLC	4/27/2026	349	**	**
Aperio Group, LLC	4/28/2026	73	40.6	Sell
Aperio Group, LLC	4/28/2026	108	**	**
Aperio Group, LLC	4/29/2026	3,210	38.4	Sell
BlackRock Investment Management, LLC	4/29/2026	31	38.0	Sell
Aperio Group, LLC	4/29/2026	3,131	*	*

* Reflects shares transferred for no consideration into such account.  No shares were purchased or sold with respect to these transfers.

** Reflects shares transferred for no consideration out of such account.  No shares were purchased or sold with respect to these transfers.